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                                                                 Exhibit 10.30.1

                          Loan and Security Agreement



between


1.  Mr Rolf Strehle, resident of Kreuzbergstr. 53/1, 89198 Westerstetten,
2.  Mr Gerhard Schonenberger, resident of Wannenmacherstr. 11, 89160 Tomerdingen

    - hereinafter individually or collectively referred to as "Borrowers" -

and


3.  Cybernet Internet-Dienstleistungen AG
    Stefan-George-Ring 19-23, 81929 Munchen

    -  hereinafter referred to as Lender -



                               Preliminary remark


The Borrowers are shareholders of Beam Enterprise GmbH. The Beam Enterprise GmbH and the Lender signed the framework agreement which is attached as photocopy in Annex I (hereinafter referred to as "framework agreement") concerning the provision of project and consultancy services. With regard to this framework agreement the Lender shall grant the Borrowers a loan on the funding of Beam Enterprise GmbH in accordance with the following provisions:


                                       I.
                                      Loan


1. The Lender shall grant the Borrowers a loan of up to DM 1,450,000.00 (in words: one million four hundred fifty thousand German marks).

2. The loan serves the funding of Beam Enterprise GmbH in the form of shareholder loans. Therefore, the Lender may pay out the loan directly to the Enterprise GmbH, unless the Borrower has given a different instruction to the Lender in writing.

3. The loan shall be paid in the following manner: a partial amount of DM 200,000.00 on January 31, 2000 and partial amounts of DM 250,000 on February 29, March 31, April 30, May 31 and June 30, 2000.
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4.  The payout rates according to the preceding subsection 3 and according to the promised loan according to the preceding figure 1 shall be reduced in the amount in which Cybernet AG makes payments in the period from January 1 to June 30, 2000 (net without sales tax) to Beam GmbH according to the framework agreement or in corresponding individual agreements.


                                      II.
                                   Interest


1. The disbursed loan amount shall be without interest until June 30, 2000 and thereafter an interest rate of nominal 3.50% (three and a half percent) shall be paid.

2. The interest accrued shall be payable on December 31, 2000, June 30, 2001, and on June 30, 2002.


                                      III.
                         Term, cancellation, repayment

1. The loan amount payable according to the preceding figure I.4 shall be repaid to the Lender on June 30, 2002. The Lenders shall be discharged DM 500,000.00 of the repayment amount, if the Lender, in the period from January 1, 2000 to June 30, 2000 does not entrust Beam Enterprise GmbH with accountable individual contracts in accordance with the framework agreement totalling DM 500,000.00.

2.  The loan may also be redeemed prematurely.

3. The right of cancellation for cause shall not be affected. The cancellation of the loan amount shall be made in writing.

4. Where the Lender is in default of the loan repayment, the Lender shall owe default interest of 8% (eight percent) per year. Claiming another default-related damage remains unaffected.


                                      IV.
                               Security agreement

1.  For safeguarding all existing and future - also conditional or time-limited
    - claims which the Lender is entitled to against the Borrowers from this loan agreement, the Lenders hereby assign the claims from subsection 2 below to the Lender. The Lender hereby accepts the assignment.
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2.  The subject of this security and assignment agreement are all claims of the
    Borrowers against Dr. Hubert Besner, Widenmayerstr. 41, 80538 Munich (hereinafter referred to as "trustee") for transfer and release of a total of 17,021 shares of common stock of Cybernet Internet Services International, Inc. (hereinafter individually or collectively referred to as "shares") according to the pooling and trust agreements attached as photocopies in Annex 2 and 3 and in the amending agreement attached as copy in Annex 4.

3. The Lenders warrant that their entitlement to dispose of claims included in this assignment is unrestricted, particularly that the claims they assigned to the Lender have not already been signed to third parties and that rights of third parties to the claims do not exist.


                                       V.
                           Utilization of collateral


1. The Lender shall not collect the claims assigned to him until the Lenders are one month in default of repayment of the secured claims despite a letter of caution and a deadline set. The Lender may use the shares obtained by collecting the debts in order to cover the claims secured by assignment, i.e. by imputation at the daily rate of the Frankfurt Stock Exchange or by setting off the disposition gain obtained by selling at the Frankfurt Stock Exchange.

2. The Lenders may instruct the trustee to sell shares for their account on a stock exchange at the daily rate and to pay out the relevant disposition gain to the Lender as a means of redeeming the loan. The Lender may object to such a utilization, if he accepts the shares at the Frankfurt Stock Exchange as completion rather than loan redemption.


                                      VI.
                      Retransfer and release of collateral

1. After covering the claims secured by assignment, the Lender shall retransfer to the Borrowers the claims assigned and/or shares received or proceeds collected.

2. The Lender is obliged, as appears just, to retransfer any time at the request of the Borrowers the claims assigned and/or shares received or proceeds collected any time, if the Lender no longer, not only temporarily, needs them.
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                                      VII.
                          Joint and several obligation

The Borrowers are jointly and severally liable as debtors for all commitments arising from or in connection with this agreement.



                                     VIII.
                                  Severability


1. This agreement and any other contracts and statements in connection with it shall be construed in a way that primarily takes into account the purpose of this agreement as expressed in the preamble.


2. Where single provisions of this argent are fully or partly invalid or void and unenforceable or should there be a gap in this agreement, the validity of the other provisions shall not be affected. In lieu of the invalid or void or unenforceable provision or for filling the gap that reasonable provision shall be agreed which within the scope of what is legally admissible is closest to the economic result which the parties sought through the invalid or unenforceable provision and what according to the sense and purpose of the agreement they would have primarily sought before resorting to the legal provisions, had they considered the unregulated point; it is helpful to agree on it and lay it down in writing.

Munich, November 10, 1999


/s/ Rolf Strehle                /s/ Illegible Signature
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(Rolf Strehle)                  Cybernet Internet-Dienstleistungen AG


/s/ Gerhard Schonenberger
--------------------------
(Gerhard Schonenberger)